                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 5th day of January,
2006, is entered into by and between Collexis BV, a Netherlands company ("BV");
Collexis, Inc., a Delaware corporation (the "Company")(together BV and Company shall be referred to hereinafter to "Collexis"), and William Kirkland
("Executive").

      In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1.    TERM OF EMPLOYMENT. Collexis hereby agrees to employ Executive with the Company, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the earlier of
January 15th, 2006 or the date when employment contract with IBM terminates.
(the "Hire Date") and ending upon the earlier of:

                  1.1   EXPIRATION DATE. That date which coincides with the
      third (3rd) anniversary of the Hire Date (the "Expiration Date")(the period from the Hire Date through and including the Expiration Date shall be referred to as the "Initial Term"); provided, however, that the Initial
      Term of this Agreement shall automatically renew for a twelve (12)
      consecutive month period thereafter on the same terms and conditions hereof and without any further act on the part of either party (the
      "Renewal Term"), unless either party gives the other written notice of his or its intent to not renew (the "Notice of Nonrenewal") this Agreement at least one hundred and eighty (180) days prior to the end of the Initial
      Term or any Renewal Term (as the case may be); provided, further, that in no event may Collexis provide any such Notice of Nonrenewal without the prior written consent of BV's Board of Directors (the "BV Board").

                  1.2   TERMINATION DATE. The Termination Date (as such phrase
      is defined in Section 5 of this Agreement) (the "Employment Period").

      2.    TITLE; CAPACITY. The Company will employ Executive, and Executive agrees to be employed by the Company as its Chief Executive Officer and
President to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company Board shall from time to time assign to him, including, but not limited to, responsibility for all operating and nonoperating functions of the Company; all of which functions shall report directly or indirectly to him. Executive shall report directly to the Company Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by the Company Board, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his full business time and best efforts in the performance of the foregoing services, provided that he may accept other board memberships or other charitable organizations that are not in conflict with his primary responsibilities and obligations to the Company.

      3.    MEMBER OF THE BOARD OF COLLEXIS B.V. As a condition to Executive's obligations under this Agreement, Executive shall be elected to the BV Board and
Company Board to serve a term or series of successive terms that shall run coterminous with the Employment Period. Without Executive's prior written consent, the number of seats on the Company Board shall not be increased above 2 members. The initial Company Board shall consist of two (2) members; The
Executive and BV Board designee Peter van Praag. All issues coming before the
Company Board relating to the Executive, including, without limitation, all issues or questions relating to this Agreement and limits of Executive's authority as set forth in Exhibit A to this Agreement, shall be resolved by the
BV Board designee.

      4.    COMPENSATION AND BENEFITS.

                  4.1   SALARY. The Company shall pay Executive an annual base
      salary of $250,000, less applicable payroll withholdings, which shall be payable in accordance with the Company's customary payroll practices.

                  4.2   INCENTIVE BONUS. Executive shall be paid within 30 days
      following the last day of each calendar year (the "Yearly Determination
      Date") a cash payment based on an annual bonus in the amount of up to
      $100,000 (the "'06 Bonus"), less applicable payroll withholdings, provided that Executive achieves 120% of the goals outlined in the 2006 incentive plan attached as "Exhibit B : Budget Collexis Inc 2006" hereto and made a part hereof (the "'06 Plan"). However, if 120% of the goals are achieved prior to the end of the year, Executive shall be paid within 30 days following the month of achievement and each month teherafter in case of increased achievement. Each year thereafter during the Employment Period,
      Executive and Company the Company is the party to the Agreement acting through its board, shall agree upon mutually agreeable criteria for an incentive bonus and incentive plan against which any such bonuses shall be determined; provided, however, that in no event shall any such incentive bonus arrangement be less than the '06 Bonus. The bonus criteria should be equal to the greater of last year's criteria, increased with any deficit from the previous year stated goals, or 120% of last year's performance .

      An yearly additional extra bonus will be paid of 25,000 USD at every additional 20% over achievement exceeding the 120%. See Exhibit C;
      "Collexis Inc target and commision plan 2006" Needs to be updated each year for new criteria and scaled.

                  4.3   EQUITY-BASED INCENTIVES.

                  (a)   Founder's Shares. In addition to any and all other
compensation described under this Agreement, Executive's obligations under this
Agreement shall be subject to and conditioned upon the following:

                        (i)   BV and Executive entering into an agreement (the
      "Founder's Agreement") that shall provide for, inter alia, the following:
      (A) the issuance to Executive of 217,000 shares of BV common stock (the
      "BV Stock") at a purchase

                                        2

      price equal to the Fair Market Value of such shares as shall be determined as soon as reasonably practical, but in no event later than [_60__] days following the Effective Date hereof (the "Purchase Price") . For purposes of this Agreement, the phrase "Fair Market Value" shall mean the price per share of BV common stock determined as of December 31st, 2005, by A SEC approved accountancy firm (B) The option on the part of BV to repurchase each such share (the "Repurchase Option") for an amount equal to the original purchase price thereof; which Repurchase Option shall lapse with respect to (1) [18,083.33] shares of BV Stock as of and coincident with the Quarterly Determination Date if as of such date Executive's employment under this Agreement shall not have been terminated; or (2) all shares of
      BV Stock to which such option has not otherwise lapsed as of and coincident with the Termination Date if any such termination of this
      Agreement is effectuated under Section 5 by Company without Cause, by
      Executive for Good Reason or on account of Executive's death or disability; (C) the Purchase Price may be paid in cash or over time pursuant to a promissory note bearing a rate of simple interest equal to
      [to be defined within 30 days after Hire Date] percent plus the prime rate as set from time to time by [to be defined within 30 days after Hire Date]
      Bank This should be the minimum interest rate required by IRS regulations to avoid imputed interest. (D) and such other terms and condition as they shall each agree within 30 days after Hire Date.

      The abovementioned promissory note is to be non-recourse to Executive and secured by the shares.

                        (ii)  BV and each of Executive's management team, up to
      [4] individuals, none of them being Executive, who are to be subsequently designated by Executive (the "Management Team"), entering into a Founder's
      Agreement providing for the issuance of [283,00 shares of BV Stock (the
      []217,000 shares referenced under clause (i) above and the []283,000 shares shall together be referred to as the "Founder's Shares"), with such total amount being allocated to each individual as any be determined by
      Executive, and such other terms and conditions as are substantially similar to those contained in Executive's Founder's Agreement or as may be otherwise negotiated by Executive.

                  (b)   Stock Options. In lieu of the Founder's Shares,
Executive shall have the right to request BV issue to himself and his Management
Team an option to purchase that number of shares of BV Stock as they each would have been entitled to purchase had Executive chosen to accept the Founder's
Shares under 4.3(a) above (the "Options"). Should Executive elect to take
Options in lieu of Founder's Shares, then Executive's obligations under this
Agreement shall be conditioned upon Executive and each member of his Management
Team being issued an Agreement (the "Option Agreement') providing for, inter alia, the following: (i) the Options having a strike price equal to the Purchase
Price; (ii) the vesting of such Options based on a schedule that results in the vesting of a pro rata amount of such Options with each the Quarterly
Determination Date during the Employment Period if Executive or member of the
Management Team with respect to whom such determination is being made remains employed as of the date thereof; (iii) the Options shall be exercisable by
Executives for a period of [3] years following the later of the Execution Date or Termination

                                        3

Date; and (iv) such other terms and condition as are substantially similar to option agreements previously issued to BV employees. Within 60 days after Hire
Date Executive and Company should decide whether to make use of paragraph 4.3a or 4.3b. In the latter an option Agreement should be designed, signed and attached to the Agreement, also within 60 days after Hire Date. In both scenario's the rules and regulation of the Articles of Association of Company should be followed.

                  (c)   Additional Executive Equity. In addition to the
Founder's Shares, BV shall issue to Executive 75,000 shares of BV Stock over the
3 year period of this contract. 25,000 shares a year depending on yearly target achievment. These shares should also be purchased at the same price and on the same payment terms as mentioned under paragraph 4.3 a and b, and with a repurchase option based on the non-achievement of targets.

                  4.4   FRINGE BENEFITS. Executive shall be entitled to
      participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, including health care plans and life insurance plans. Executive shall also be entitled to take fully paid vacation of 21 days and 7 sick days per calendar year all to be taken in accordance with Company policy and consistent with the needs of the business.

                  4.5   EXPENSES. Company shall, upon receipt from Executive of
      supporting receipts to the extent required by applicable income tax regulations and Company's reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

      5.    TERMINATION OF EMPLOYMENT PERIOD. The Employment Period shall terminate as of and coincident with the date on which any of the following events shall first occur (the "Termination Date"):

                  5.1   MUTUAL AGREEMENT. Upon execution of any written
      Agreement by the parties pursuant to which this Agreement is terminated.

                  5.2   TERMINATION FOR CAUSE. At the election of the Company,
      for Cause upon written notice by the Company to Executive. For the purposes of this Agreement, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

                  (a)   Any act or omission constituting gross negligence or
gross misconduct that results in the material diminution in value of Collexis, which is not cured by Executive within 30 days following written notice thereof;

                  (b)   Executive's conviction or entry of nolo contendere to
any felony or crime involving moral turpitude, fraud or embezzlement; or

                  (c)   Executive's material breach of this Agreement,
including, but not limited to, Sections 7.1 or 7.2, which, if curable, has not been cured by Executive within 10 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

                                        4

                  5.3   VOLUNTARY TERMINATION BY THE COMPANY. At the election of
      the Company, without cause, at any time upon 30 days prior written notice by the Company to Executive.

                  5.4   DEATH OR DISABILITY. Thirty (30) days after the death or
      determination of disability of Executive. As used in this Agreement, the determination of "disability" shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this
      Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

                  5.5   TERMINATION BY EXECUTIVE FOR GOOD REASON. At the
      election of Executive for Good Reason. A "Good Reason" shall occur only if:

            (a)   Executive is required to relocate more than fifty (50) miles from his Residence;

            (b)   Company's Principal Office is relocated via board or
                  shareholder mandate by more than fifty (50) miles from
                  Executive's Residence;

            (c)   Either Executive's compensation or benefits as described under this Agreement is reduced, discontinued or otherwise adversely affected;

            (d)   Executive is required to report to any entity or person other than the Company Board;

            (e)   Executive's duties are diminished, suspended or otherwise
                  adversely affected for any period of time; or

            (f)   Company fails to perform timely any of its obligations under or otherwise engages in any other act or omission in breach of this Agreement and fails to cure the same within thirty (30)
                  days following written notice thereof.

            (g)   Failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company
                  hereunder

Prior to invoking a "Good Reason" termination, Executive must first notify the
Company of the grounds for the "Good Reason" termination and permit the Company, within ten (10) days after receipt of such notice, an opportunity to cure.

                  5.6   VOLUNTARY TERMINATION BY EXECUTIVE. At the election of
      Executive upon not less than 30 days prior written notice by him to the
      Company.

                                        5

      6.    EFFECT OF TERMINATION.

                  6.1   TERMINATION FOR CAUSE OR AT THE ELECTION OF EXECUTIVE.
      In the event that Executive's employment is terminated by mutual agreement under Section 5.1, for Cause pursuant to Section 5.2 or at the election of
      Executive pursuant to Section 5.6, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits, including, without limitation, accrued annual salary, incentive bonuses and equity based incentives and payment for accrued but untaken vacation days, otherwise accrued to him under Section
      4 through the Termination Date.

                  6.2   VOLUNTARY TERMINATION BY THE COMPANY OR BY EXECUTIVE FOR
      GOOD REASON. In the event that Executive's employment is terminated pursuant to Section 5.3 or at the election of Executive pursuant to
      Section 5.5, the Company shall continue to pay to Executive the following
      (the "Severance Payments"): his annual base salary as determined on the
      Termination Date, plus any accrued but unpaid incentive bonuses and equity based incentives, on a regular payroll basis then in effect for the lesser of (a) two (2) years after the Termination Date or (b) the balance of the
      Employment Period in the manner set forth in Section 4.1, payment for accrued but untaken vacation days, and a continuation of benefits, to the extent such benefits may be continued pursuant to each individual governing benefit plan. Notwithstanding the foregoing, the Company shall not be required to provide any health care, disability or life insurance benefit otherwise received by Executive pursuant to this Section 6.2 if
      Executive is actually covered by an equivalent benefit (at the same cost to Executive, if any) from another employer during which continuing benefits are provided pursuant to this Section 6.2. Any such benefit made available to Executive shall be reported to the Company. No payments shall be made to Executive under this Section unless Executive first signs a release of claims in a form reasonably satisfactory to the Company, and
      Executive observes his post-employment obligations as set forth in Section
      7 below. Notwithstanding any provision in this Agreement to the contrary, if Executive elects to continue health coverage under the Consolidated
      Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Company will pay
      Executive's COBRA premiums in an amount sufficient to maintain the level of health benefits in effect on Executive's last day of employment
      (hereinafter "Benefit Continuation"), until the earlier of (a) the end of the COBRA coverage period, (b) the termination of any period in which
      Executive receives the Severance Payments under this Section, or (c) the date Executive receives comparable benefits from any other source, whichever occurs first. Nothing contained herein shall interfere with
      Executive's right to continue his continuation coverage under COBRA.

                  6.3   TERMINATION FOR DEATH OR DISABILITY. In the event that
      Executive's employment is terminated by death or because of disability pursuant to Section 5.4, the Company shall pay to Executive's estate or to
      Executive, as the case may be, compensation including, without limitation, accrued annual salary, incentive bonuses and equity-based incentives, which would otherwise be payable to him under Section 4.1 of this
      Agreement through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days. Executive or his estate shall also be eligible to receive any benefits which he or it are entitled to receive under the various Company fringe benefit plans for the six months following Executive's death or disability.

                                        6

                  6.4   In the event this Agreement is terminated prior to its
      Expiration Date, under circumstances requiring Company to pay severance to
      Executive, Executive shall promptly and diligently use reasonable efforts to secure other employment consistent with Executive's skills and experience, If Executive secures other employment during the Severance
      Period, the amount received by him for his services as an employee shall be set off against the Severance Payments on a dollar-for-dollar basis as and when received.

                  6.5   Attorney's Fees. Executive shall be entitled to an award
      of expenses equal to actually incurred expenses and actually incurred attorneys' fees and court costs should he be required to enforce any term or provision of this Section 6 in a court action and prevail in a final and non-appealable judgement.

      7.    NONDISCLOSURE AND NONCOMPETITION.

                  7.1   PROPRIETARY INFORMATION.

                  (a)   Executive agrees that all information and know-how,
whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively,
"Proprietary Information") is and shall be the exclusive property of the
Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Except as otherwise related to the performance of his obligations under this Agreement, Executive will not disclose any Proprietary
Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

                  (b)   Executive agrees that all files, letters, memoranda,
reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing
Proprietary Information, whether created by Executive or others for or on behalf of Company, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

                  (c)   Executive agrees that his obligation not to disclose or
use information, know-how and records of the types set forth in paragraphs (a)
and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

                  7.2   NONCOMPETITION AND NONSOLICITATION.

                  (a)   During the Employment Period and for a period of one (1)
year after the termination of Executive's employment with the Company for any reason, Executive will not directly or indirectly, absent the Company's prior written approval, render services of a

                                        7

business (directly or indirectly related to one of the top ten companies as appeared in the most recent general accepted competitor analysis report prior to the termination date or business with a strong focus on "searching" and/or
"knowledge discovery"), professional or commercial nature to any other person or entity that, in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company intends to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

                  (b)   During the Employment Period and for a period of one (1)
year after the termination of Executive's employment for any reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

                  (c)   During the Employment Period and for a period of one (1)
year after termination of Executive's employment for any reason, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the
Company which were directly or indirectly contacted, solicited or served by
Executive while employed by the Company.

                  7.3   If any restriction set forth in this Section 7 is found
      by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  7.4   The restrictions contained in this Section 7 are
      necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.
      Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the
      Company shall have the right to seek specific performance and injunctive relief.

      Within 30 days after Hire Date a standard form confidentiality agreement for Executive and employees and assignment of inventions conceived by
      Executive and employees during the term of employment should be attached to the Agreement and signed by Executive and Company.

                  7.5   OTHER AGREEMENTS. From and after the Hire Date,
      Executive represents that his performance of all the terms of this
      Agreement as an employee of the Company does not and will not breach any
      (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his

                                        8

      employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party or (iii) otherwise breach or violate the terms of any other agreement to which Executive is a party or bound by.

      8.    NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) personal delivery, or
(b) deposit in the United States Post Office, by registered or certified mail, postage prepaid, or (c) by facsimile transmission at the address of record of
Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

      9.    ENTIRE AGREEMENT. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

      10.   AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

      11.   GOVERNING LAW AND JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of South
Carolina. The parties hereby consent to the personal jurisdiction and venue of any court physically located within the County of Richland, South Carolina in connection with any legal or equitable action between the parties arising out of or in connection with this Agreement.

                  11.1  ASSUMPTION BY SUCCESSORS. Any successor of the Company shall succeed to all of the Company's duties, obligations, rights and benefits hereunder. The obligations of Executive are personal and shall not be assigned by him.

      12.   MISCELLANEOUS.

                  12.1  NO WAIVER. No delay or omission by the Company in
      exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  12.2  SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      13.   JURY WAIVER. Executive and the Company each waive any right to a jury trial in any action arising out of or relating to a breach or alleged breach of this Agreement.

      14.   COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                                        9

      15. Finalization of Certain Terms. Any terms of this Agreement which contemplate future agreement between the parties or decisions by the parties shall be made in good faith consistent with the overall substance and intent of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                             /s/WILLIAM KIRKLAND
                                             -----------------------------------
                                             William Kirkland

                                             Collexis, Inc.

                                             /s/PETER VAN PRAAG
                                             -----------------------------------
                                             Peter van Praag

Exhibit A: Level of Authorities

Exhibit B: Budget Collexis Inc 2006

Exhibit C: Collexis Inc target and commision plan 2006

Exhibit D: Inc, direct sales model

Exhibit E: Inc, indirect sales model

Exhibit F: Collexis Legal Structure 2006

                                       10

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "Amendment") is
entered into as of the 12th day of February 2007, by and among Collexis, BV, a
Netherlands company ("BV"), Collexis, Inc., a Delaware corporation (the
"Company"), and William Kirkland ("Executive"). Except as otherwise provided in this Amendment, all capitalized terms and phrases used in this Amendment shall have the meaning ascribed thereto in the Employment Agreement.

                               W I T N E S S T H :

      WHEREAS, BV, Company and Executive entered into that certain Employment
Agreement, dated January 5, 2006 (the "Employment Agreement"), which provides for the employment of Executive by Company as Chief Executive Officer and
President of BV;

      WHEREAS, pursuant to the Employment Agreement and subject to a yearly target achievement, BV agreed to issue to Executive the right to purchase up to
75,000 shares of BV common stock (the "Incentive Option ") during the Initial
Term of the Employment Agreement;

      WHEREAS, BV, Company and Executive desire to cause the Incentive Option to vest on the same basis as the 217,000 options (the "Time-Vested Options") also granted to Executive under his Employment Agreement and amend the terms and conditions on which any bonuses may be awarded to Executive; and

      WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

      1.    Section 4.2 Incentive Bonus. Section 4.2 of the Employment Agreement
shall be deleted in its entirety, with no further force and effect hereafter, and replaced with the following:

            "Section 4.2 Performance Based Cash Bonus. In addition to any other compensation paid to Executive under this Agreement, Executive's right to receive and BV's obligation to pay an incentive bonus shall be subject to
      Executive's satisfaction of performance criteria as determined by BV's
      Board of Directors in its sole and absolute discretion."

      2.    Section 4.3(c) Additional Executive Equity. Section 4.3(c) of the
Employment Agreement shall be deleted in its entirety, with no further force and effect hereafter, and replaced with the following:

            "Section 4.3(c) Additional Executive Equity. BV shall issue to
      Executive an option to purchase up to 75,000 shares of BV Stock (the
      "Options"), on the same terms, conditions and date as any options issued to Executive by BV pursuant to Section 4.3(b) of this Agreement."

      3.    Each of the parties to this Amendment acknowledge and agree that, except as modified hereby, all of the terms and provisions of the Employment
Agreement shall remain in full force and effect.

      4.    This Amendment is the sole agreement between the parties as to the amendment and modification of the Employment Agreement as described herein.

      5.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Invalidation of any one or more of the provisions of this Amendment shall in no way affect any of the other provisions of this Amendment, which shall remain in full force and effect.

      6.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors, personal representatives and assigns.

      7.    This Amendment shall be governed by and construed in accordance with the laws of the State of South Carolina.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                              COLLEXIS BV

                                              By:/s/ PETER VAN PRAAG
                                                 -------------------------
                                              Name: Peter van Praag
                                              Title: CEO

                                              COLLEXIS, INC.

                                              By:/s/STEPHEN A. LEICHT
                                                 -------------------------
                                              Name: Stephen A. Leicht
                                              Title: Vice President Sales

                                              WILLIAM KIRKLAND

                                              By:/s/WILLIAM KIRKLAND
                                                 -------------------------
                                              Name: William Kirkland
                                              Title: President